Exhibit 99.2

Unaudited Condensed Pro Forma Combined Financial Information

On January 27, 2017, Everbridge, Inc. (“Everbridge” or “the Company”) acquired 100% of the issued and outstanding membership interest (the “Units”) of IDV Solutions, LLC, a Michigan limited liability company (“IDV”), pursuant to a Membership Interest Purchase Agreement, dated as of January 27, 2017 (the “Purchase Agreement”). The purchase price consisted of cash consideration of $21.5 million and contingent consideration of up to $6.2 million. The other terms of the acquisition are set forth in the Purchase Agreement, which was filed by the Company as an exhibit to a Current Report on Form 8-K dated January 31, 2017.

The following unaudited condensed pro forma combined financial information is based on the historical financial statements of Everbridge and IDV as of and for the year ended December 31, 2016 and presents the effect of the acquisition as if it had occurred on January 1, 2016 in respect of the pro forma combined statements of operations and comprehensive loss and as if it had occurred on December 31, 2016 in respect of the pro forma combined balance sheet. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the acquisition using the purchase method of accounting.

The unaudited condensed pro forma combined financial information is provided for informational purposes. It may not necessarily represent what Everbridge consolidated results would have been had the transaction actually occurred as of the date indicated, nor is it necessarily representative of Everbridge’s future consolidated results of operations or financial position.

The unaudited condensed pro forma combined financial information was prepared using the assumptions described in the related notes. The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations and comprehensive loss, expected to have a continuing impact on the combined results. The unaudited condensed pro forma combined financial information does not include the realization of cost savings from operational efficiencies, revenue synergies or changes in operating strategies that may result from the acquisition. Therefore, the information presented in the accompanying unaudited condensed pro forma combined financial statements may differ materially from future results realized.

The unaudited condensed pro forma combined financial statements allocate the purchase price to the underlying tangible and intangible assets acquired by Everbridge and liabilities assumed by Everbridge based on their respective fair market values with any excess purchase price allocated to goodwill. This allocation is dependent upon certain valuations and other studies that are preliminary, based on work performed to date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed pro forma combined financial information. Everbridge anticipates that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one-year measurement period following the acquisition date. Differences between these preliminary estimates and the final acquisition accounting may occur, and these differences could have a material impact on the unaudited condensed pro forma combined financial statements presented below.

The unaudited condensed pro forma combined financial information should be read in conjunction with our (i) Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC on March 23, 2017; and (ii) the historical audited financial statements of IDV as of and for the year ended December 31, 2016 filed as Exhibit 99.1 herein.

Unaudited Condensed Pro Forma Combined Balance Sheet at December 31, 2016

(In thousands, except per share data)

	Everbridge as of December 31, 2016	IDV as of December 31, 2016	Pro Forma Adjustment	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$60,765	$227	$(21,450)	(A)	$39,542
Accounts receivable, net	17,812	1,200	—		19,012
Prepaid expenses	1,770	162	—		1,932
Other current assets	2,536	—	—		2,536

Total current assets	82,883	1,589	(21,450)		63,022
Property and equipment, net	2,923	270	—		3,193
Capitalized software development costs, net	8,792	—	—		8,792
Goodwill	9,676	—	19,301	(C)	28,977
Intangible assets, net	3,940	—	7,740	(B)	11,680
Other assets	108	—	—		108

Total assets	$108,322	$1,859	$5,591		$115,772

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,434	$108	$—		$2,542
Accrued expenses	9,413	725	(23)	(F)	10,115
Term loan	—	—	—		—
Deferred revenue	51,388	4,587	(1,147)	(E)	54,828
Notes payable	—	—	—		—
Other current liabilities	548	109	—		657

Total current liabilities	63,783	5,529	(1,170)		68,142
Long-term liabilities:
Deferred revenue, noncurrent	1,246	—	—		1,246
Line of credit	—	—	—		—
Purchase price liability	—	—	3,050	(A)	3,050
Deferred tax liabilities	494	—	—		494
Other long term liabilities	447	41	—		488

Total liabilities	65,970	5,570	1,880		73,420

Commitments and contingencies
Stockholders’ equity (deficit):
Series A preferred stock, $0.001 par value, no shares authorized, issued or outstanding as of December 31, 2016	—	—	—		—
Series A-1 preferred stock, $0.001 par value, no shares authorized, issued or outstanding as of December 31, 2016	—	—	—		—
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of December 31, 2016	—	—	—		—
Class A common stock, $0.001 par value, no shares authorized, issued or outstanding as of December 31, 2016	—	—	—		—
Common stock, $0.001 par value, 100,000,000 shares authorized, 27,150,674 shares issued and outstanding as of December 31, 2016	27	—	—		27
Additional paid-in capital	132,246	—	—		132,246
Accumulated deficit	(89,618)	(3,711)	3,711	(D)	(89,618)
Accumulated other comprehensive loss	(303)	—	—		(303)

Total stockholders’ equity (deficit)	42,352	(3,711)	3,711		42,352

Total liabilities and stockholders’ equity (deficit)	$108,322	$1,859	$5,591		$115,772

See accompanying notes to the unaudited condensed pro forma combined financial statements

Unaudited Condensed Pro Forma Combined Statement of Operations and Comprehensive Loss

For the year ended December 31, 2016

(In thousands, except per share data)

	Historical
	Everbridge	IDV	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$76,846	$10,246	$(148)	(G)	$86,944
Cost of revenue	23,767	2,368	783	(H)	26,918

Gross profit	53,079	7,878	(931)		60,026
Operating expenses:
Selling and marketing	34,847	2,620	—		37,467
Research and development	14,765	2,681	—		17,446

General and administrative	14,293	1,900	1,298	(H)(I)	17,491

Total operating expenses	63,905	7,201	1,298		72,404

Income (loss) from operations	(10,826)	677	(2,229)		(12,378)

Other income (expense)
Interest income	34	6	—		40
Interest expense	(506)	(7)	—		(513)
Other income (expense)	(12)	25	—		13

Total other income (expense), net	(484)	24	—		(460)

Income (loss) before provision (benefit) for income taxes	(11,310)	701	(2,229)		(12,838)
Provision (benefit) for income taxes	(24)	—	—	(J)	(24)

Net income (loss)	$(11,286)	$701	$(2,229)		$(12,814)

Comprehensive income (loss):
Foreign currency translation adjustment, net of tax	(290)	—	—		(290)

Total comprehensive income (loss)	$(11,576)	$701	$(2,229)		$(13,104)

Basic	$(0.68)				$(0.79)

Diluted	$(0.68)				$(0.79)

Shares used in the per share calculations:
Basic	16,659,561				16,659,561

Diluted	16,659,561				16,659,561

See accompanying notes to the unaudited condensed pro forma combined financial statements

Notes to the Unaudited Condensed Pro Forma Combined Financial Statements

1.	DESCRIPTION OF ACQUISITION

On January 27, 2017, Everbridge, Inc. (“Everbridge” or “the Company”) acquired 100% of the issued and outstanding membership interest (the “Units”) of IDV Solutions, LLC, a Michigan limited liability company (“IDV”), pursuant to a Membership Interest Purchase Agreement, dated as of January 27, 2017 (the “Purchase Agreement”). The purchase price consisted of cash consideration of $21.5 million and contingent consideration of up to $6.2 million contingent on IDV meeting certain revenue and billing targets for each of the six months ended June 30, 2017 and the twelve months ended December 31, 2017 and certain development targets. The Company estimated the fair value of the contingent consideration at $3.1 million based upon the probability of the expected payments to be made in August 2017, January 2018 and March 2018. A portion of the cash purchase price was deposited in a third party escrow account and is available for satisfaction of post-closing indemnification obligations. Any remaining portion of the escrow amount that is not subject to then pending claims will be paid on the 15-month anniversary of the acquisition date.

2	BASIS OF PRO FORMA PRESENTATION

The unaudited condensed pro forma combined financial information was prepared using the acquisition method of accounting, which is based on authoritative guidance for business combinations and fair value concepts. The unaudited condensed pro forma combined statements of operations and comprehensive loss were prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”) utilizing the SEC’s guidance under Article 11 of Regulation S-X.

In accordance with the acquisition method of accounting for business combinations, the assets acquired and the liabilities assumed are recorded at their respective fair values and added to those of the Company. The excess purchase consideration over the fair values of assets acquired and liabilities assumed was recorded as goodwill. The total purchase price was allocated using information currently available to the Company.

Under the acquisition method, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expense in the periods in which the costs are incurred. These costs are not presented in the unaudited condensed pro forma combined statement of operations and comprehensive loss because they will not have a continuing impact on the combined results.

The unaudited condensed pro forma combined consolidated statement of operations and comprehensive loss reflect certain adjustments that are necessary to present fairly our unaudited condensed pro forma combined statement of comprehensive loss. The pro forma adjustments give effect to events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations and comprehensive loss, expected to have a continuing impact on the combined results, and are based on assumptions that management believes are reasonable given the best information currently available.

Acquisition Accounting Allocation

The following table summarizes the purchase price allocation of consideration transferred as if the acquisition had closed on December 31, 2016:

(in thousands)
Preliminary purchase consideration	$24,500
Allocation of the purchase consideration:
Cash	$227
Other current assets	1,362
Property and equipment	270
Identifiable intangible assets	7,740
Goodwill	19,301

Total assets acquired	28,900

Current liabilities	919
Deferred revenue	3,440
Other liabilities	41

Total liabilities assumed	4,400

Net assets acquired	$24,500

3.	PRO FORMA ADJUSTMENTS

The accompanying unaudited condensed pro forma combined financial statements reflect the following pro forma adjustments:

Unaudited Condensed Pro Forma Combined Balance Sheet

(A)	Adjustment to reflect the payment of the cash portion of the consideration of $21.5 million and the fair value of future payment obligations to acquire IDV.

(B)	Adjustment to record the fair value of identifiable intangible assets.

(C)	Adjustment to record the residual value of the consideration over the identifiable assets to goodwill. The purchase date was January 27, 2017, however the acquisition was assumed to occur on December 31, 2016 for purposes of the unaudited pro forma condensed combined balance sheet. Accordingly, the goodwill amount shown in the unaudited condensed pro forma combined balance sheet differs from the goodwill recorded upon the acquisition.

(D)	Adjustment to eliminate the members’ deficit account of IDV.

(E)	The estimated amounts presented for purposes of the unaudited condensed pro forma combined balance sheet are based upon the deferred revenue balances of IDV as of December 31, 2016 and reflect the actual fair value adjustments that were recorded as of December 31, 2016.

(F)	Adjustment to reflect the accrual and adjustment for estimated non-recurring costs directly attributable to the acquisition.

Unaudited Condensed Pro Forma Combined Statement of Operations and Comprehensive Loss

(G)	Adjustment to reflect the elimination of deferred revenue recognized in the historical statement of operations of IDV primarily related to amounts collected or incurred by IDV at the beginning of a customer contract for upfront set-up fees which were amortized over the longer of the contract life or the estimated customer life. The elimination of these items is factually supportable and directly related to the effect of applying purchase accounting. Deferred set-up revenues are not eligible for recognition in purchase accounting as they represent amounts collected and incurred in prior periods for which there is no future performance obligation or economic benefit, as applicable. As a result, amortization associated with these items has been eliminated.

(H)	Adjustment to record amortization expense of $0.8 million on developed technology and $1.3 million on the remaining identifiable intangible assets for 2016, as if the acquisition had occurred on January 1, 2016. The weighted average useful life on the identifiable intangible assets acquired is approximately 4.1 years. The assets are amortized using the straight line method and are classified in cost of revenue and general and administrative expenses.

(I)	Adjustment to eliminate transaction costs incurred by the Company and IDV, as a result of the acquisition, primarily consisting of legal and advisory fees.

(J)	No provision for income taxes has been reflected for the pro forma adjustments since any tax benefit recorded resulting from the pro forma pretax losses would be offset by a corresponding increase in the valuation allowance.